Exhibit 5.1

[Letterhead of Repay Holdings Corporation]

September 20, 2019

Repay Holdings Corporation

3 West Paces Ferry Road, Suite 200

Atlanta, GA 30305

(404) 504-7474

Ladies and Gentlemen:

I am General Counsel for Repay Holdings Corporation, a Delaware corporation (the “Company”), and have advised the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 7,326,728 shares (the “Shares”) of its Class A common stock, par value $0.0001 per share (“Class A Common Stock”) approved for issuance under the Repay Holdings Corporation Omnibus Incentive Plan (the “Incentive Plan”), including 2,913,114 Shares that were issued to the selling stockholders named in the Registration Statement (the “Selling Stockholders”) pursuant to a time vested restricted stock agreement and performance vested restricted stock agreement, dated July 11, 2019, August 14, 2019 or September 3, 2019, as applicable, between the Company and each Selling Stockholder (collectively, the “Restricted Stock Agreements”).

I have examined the Registration Statement. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that, upon issuance and delivery in accordance with the Incentive Plan and the Restricted Stock Agreements, as applicable, the Shares will be validly issued, fully paid and nonassessable.

I do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of my name under the caption “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

/s/ Tyler B. Dempsey
TYLER B. DEMPSEY, ESQ.